Exhibit 4.6
THIRD AMENDING AGREEMENT to the Credit Agreement dated as of February 7, 2003, entered into in Toronto, Ontario, as amended by a First Amending Agreement dated as of December 2, 2003 and by a Second Amending Agreement dated as of October 12, 2004, entered into as of this 17th day of January, 2006.

AMONG:	SUN MEDIA CORPORATION, a corporation continued and existing under the laws of British Columbia, Canada, having its chief executive office at 333 King Street East, in the City of Toronto, Province of Ontario (hereinafter called the “Borrower”)

PARTY OF THE FIRST PART

AND:	THE FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGES HEREOF OR FROM TIME TO TIME PARTIES TO THE CREDIT AGREEMENT (the “Lenders”)

PARTIES OF THE SECOND PART

AND:	BANK OF AMERICA, N. A., AS ADMINISTRATIVE AGENT FOR THE LENDERS, a duly constituted bank, having a place of business at 1455 Market Street, 5th floor, in the City of San Francisco, California, 94103, and at 200 Front Street West, Suite 2700, Toronto, Ontario, M5V 3L2 (hereinafter called the “Administrative Agent”)

PARTY OF THE THIRD PART
     WHEREAS the parties hereto are parties to a Credit Agreement dated as of February 7, 2003, as amended by a First Amending Agreement dated as of December 2, 2003 and by a Second Amending Agreement dated as of October 12, 2004 (the “Credit Agreement”);
     WHEREAS the Borrower has requested certain amendments to the Credit Agreement in order to (i) exclude certain limited charges from Consolidated EBITDA for a period of time, (ii) create a new Term Facility C in an amount of Cdn.$40,000,000, (iii) amend the definition of Hedging Agreements to include hedges of commodities used in the Business, (iv) increase the Leverage Ratio, and (v) remove the limitations on Permitted Distributions and Permitted Investments such that they are no longer restricted by reference to Excess Cash Flow; and

     WHEREAS the Lenders have agreed with the Borrower to the amendments contemplated hereby, and as such, the Lenders have complied with the provisions of Section 12.01 of the Credit Agreement, as evidenced by the signature of each Lender on this Agreement;
NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:
I. INTERPRETATION
1. This Third Amending Agreement is declared to be supplemental to the Credit Agreement and is to form part thereof and shall have the same effect as though incorporated therein. The words and expressions starting by an upper case letter used herein, unless otherwise defined herein or unless there is something in the subject or the context inconsistent therewith, have the same meaning as that ascribed to them in the Credit Agreement and all of the provisions of the Credit Agreement, except only insofar as they may be inconsistent with the express provisions hereof, shall apply to and shall have effect in connection with this Third Amending Agreement.
2. Except as otherwise expressly amended hereby, the Credit Agreement remains unamended and in full force and effect. The amendments set forth herein shall not constitute novation of the obligations of the parties to the Credit Agreement and the other Credit Documents.
3. The preamble of this Third Amending Agreement shall form an integral part hereof as if recited at length herein.
4. The division of this Third Amending Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of titles are only meant to be for reference and do not affect the meaning or the interpretation of this Third Amending Agreement.
5. This Third Amending Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.
6. This Third Amending Agreement and the interpretation and enforcement thereof shall be governed by and construed in accordance with the laws of the Province of Ontario.
7. In each Section of the Credit Agreement that is amended, all modifications to the actual text of the Credit Agreement are shown with additions double-underlined and deletions struck out. The addition of entire sections is also indicated by double-underlining such added sections.
8. This Third Amending Agreement shall become effective on January 17, 2006.

II. AMENDMENTS
1. Section 1.01 of the Credit Agreement is hereby amended as follows:
1.1 The definition of “Accommodations Outstanding” is amended by adding references to the new Term Facility C. Consequently, the definition of “Accommodations Outstanding” now reads as follows:
““Accommodations Outstanding” means, at any time, the principal amount owed to the Lenders under the Credit Facilities, and, more specifically, (i) under Facility A, in relation to (a) the Borrower and all Facility A Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Borrower by the Facility A Lenders, and (b) the Borrower and each Facility A Lender, the amount of all Accommodations outstanding at such time made by such Facility A Lender under its Facility A Commitment; (ii) in respect of Swingline Advances, in relation to the Borrower and the Swingline Lender, the Accommodations outstanding at such time made to the Borrower by the Swingline Lender; (iii) in respect of Letters of Credit, in relation to the Borrower and the Issuing Lender, the Face Amount of all Letters of Credit outstanding at such time issued by the Issuing Lender to the Borrower; (iv) under Term Facility B, in relation to (a) the Borrower and all Term Facility B Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Borrower by the Term Facility B Lenders, and (b) the Borrower and each Term Facility B Lender, the amount of all Accommodations outstanding at such time made by such Term Lender under its Term Facility B Credit Commitment, and (v) under Term Facility C, in relation to (a) the Borrower and all Term Facility C Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Borrower by the Term Facility C Lenders, and (b) the Borrower and each Term Facility C Lender, the amount of all Accommodations outstanding at such time made by such Term Lender under its Term Facility C Credit Commitment. In determining Accommodations Outstanding, the aggregate amount thereof shall be determined on the basis of (i) in the case of all Credit Facilities, the aggregate principal amount of all Advances; (ii) in the case of Facility A, an amount equal to the aggregate of the principal amount of all Swingline Advances, the Face Amount of all Letters of Credit for which the Facility A Lenders are contingently liable pursuant to Section 3.01(2) and Section 5.02(2), as the case may be, and the Face Amount of all outstanding BA Instruments which any applicable Lender has purchased or arranged to have purchased (and in respect of each Facility A Lender, a rateable part of such amounts), and (iii) in the case of Term Facility C, an amount equal to the Face Amount of all outstanding BA Instruments which any applicable Lender has purchased or arranged to have purchased.”;
1.2 The definition of “Additional Distributions” is deleted.
1.3 The definition of “Advances” is amended as follows to take into account the new Term Facility C:
““Advances” means advances of funds in Canadian Dollars made by a Facility A Lender under Facility A, advances in US$ by way of Libor Advances and US Prime Rate Advances made by a Term Lender under Term Facility B, and advances in Canadian Dollars made by a Term Lender under Term Facility C, all in accordance with Article 3, and “Advance” means any one of such advances. Advances made or to be made available by the Swingline Lender pursuant to Article 3 are sometimes referred to as “Swingline Advances”.”
1.4 The definition of “Agency Branch Account” is amended to contemplate the addition of the new Term Facility C, as follows:
““Agency Branch Account” means, (a) for all of the Facility A Lenders and the Term Facility C Lenders, the account at the branch of the Administrative Agent located at 200 Front Street West, Suite 2700, in the City of Toronto, Province of Ontario, M5V 3L2, Wiring — “DIRECT through “LVTS” to: Bank of America N. A., Canada Branch, TRANSIT #: 56792- 241, Account #90083255, SWIFT CODE: BOFACATT, Reference: Sun Media. Att’n: Loans Processing, or such other account or address in Canada of which the Agent may notify the Borrower from time to time; and (b) for all of the Term Facility B Lenders, the account at the Agent’s office located at Bank of America, N. A., 1850 Gateway Blvd., 5th Floor, MC: CA4-706-05-09, Concord, CA 94520, Phone: (925) 675-8373, Fax: (925) 969-2414, E-mail: kristine.l.kelleher@bankofamerica.com, wiring instructions Bank of America, N. A., ABA #: 111-000-012, Acct. #: 37508-36479, Ref: Sun Media Corp., or such other account or address in the U.S.A. of which the Administrative Agent may notify the Borrower from time to time.”
1.5 The definition of “Commitment” is amended to contemplate the addition of the new Term Facility C, as follows:
““Commitment” means, at any time, in respect of (i) Facility A, Cdn.$75,000,000 (the “Facility A Commitment”), which includes the Swingline Advances up to an amount of Cdn.$5,000,000 (the “Swingline Commitment”) and Letters of Credit up to an amount of Cdn.$2,000,000; (ii) Term Facility B, US$230,000,000 (the “Term Facility B Credit Commitment”); and (iii) Term Facility C, Cdn.$40,000,000 (the “Term Facility C Credit Commitment” and, collectively with the Term Facility B Credit Commitment, a “Term Credit Commitment”), in each case, as such amount may be decreased pursuant to Article 2. A “Lender’s Facility A Commitment”, a “Swingline Lender’s Commitment”, a “Lender’s Term Facility B Credit Commitment” and a “Lender’s Term Facility C Credit Commitment” means, at any time, the relevant amount designated as such and set forth opposite such Lender’s name on the signature pages hereof.”
1.6 A new definition of “Commodities Hedging Agreements is added as follows:
““Commodities Hedging Agreements” means one or more agreements between the Borrower and any Person evidencing the hedge of any pricing risk related to the purchase of commodities connected to its Business.”
1.7 The definition of “Consolidated EBITDA is amended to add back certain Special Charges to Consolidated EBITDA, as follows:
“Consolidated EBITDA” means, for any Person, for any period and without duplication, earnings of such Person on a consolidated basis before non-controlling interests, extraordinary items, Consolidated Interest Charges, Special Charges (subject to the following sentence), foreign exchange translation gains or losses not involving the payment of cash, amortization of deferred financing costs and other non-cash financial charges, taxes, depreciation and amortization, without taking into account any goodwill adjustments, calculated on a consolidated basis, and otherwise calculated in accordance with GAAP; for greater certainty, there shall be excluded from the calculation of Consolidated EBITDA, to the extent included in such calculation, the amount of any income or expense relating to Back-to-Back Securities. When calculating “Consolidated EBITDA” from time to time for the purposes of the definitions of “Fixed Charge Coverage Ratio”, “Interest Charge Coverage Ratio” and “Leverage Ratio”, Special Charges in an aggregate amount not to exceed up to Cdn.$25,000,000 (incurred from January 17, 2006 until September 30, 2007) may be added to the earnings of such Person, to the extent previously deducted from the earnings of such Person.
1.8 The definition of “Credit Facilities” is amended to add references to Term Facility C, as follows:
““Credit Facilities” means, collectively, Facility A, Term Facility B and Term Facility C, and, in the singular any one of them.”
1.9 The definition of “Excess Cash Flow” is deleted.
1.10 The definition of “Excess Cash Flow Certificate” is deleted.
1.11 The definition of “Hedging Agreements” is amended as follows, to take into account the addition of Commodities Hedging Agreements:
““Hedging Agreements” means one or more agreements between the Borrower and one or more of the Lenders or their Affiliates evidencing (i) any interest rate hedge (including any interest rate swap, cap or collars); (ii) any foreign exchange hedge, as may be contemplated by the Hedging Requirements or otherwise; or (iii) any Commodities Hedging Agreements.”
1.12 The definition of “Investments” is amended by replacing the word “Indebtedness” on the 3rd line thereof with the word “Debt”.
1.13 The definition of “Lenders” is amended to add references to the Term Facility C Lenders, as follows:

“Lenders” means, collectively, the financial institutions and other Persons set forth on the signature pages hereof as Lenders, and any Assignee thereof upon such Assignee executing and delivering an assignment and assumption agreement referred to in Section 12.08(5) to the Borrower and the Administrative Agent and in the singular any one of such Lenders. A Lender which, at any relevant time, has (i) a Lender’s Facility A Commitment is sometimes referred to herein as a “Facility A Lender”; (ii) a Swingline Lender’s Commitment is sometimes referred to herein as a “Swingline Lender”; (iii) a Lender’s Term Facility B Credit Commitment is sometimes referred to herein as a “Term Facility B Lender”; (iv) a Lender’s Term Facility C Credit Commitment is sometimes referred to herein as a “Term Facility C Lender”, and, collectively with a Term Facility B Lender, a “Term Lender”. When used in connection with “Hedging Agreements”, the term “Lender” shall include any Affiliate of a Lender. When used in connection with the Security, the term “Lender” shall include the provider of the Overdraft Facility and any counterparty to a Hedging Agreement, provided that the counterparty was a Lender or an Affiliate of a Lender at the time any such Hedging Agreement was entered into. Prior to the occurrence of any Default which is continuing or an Event of Default which has not been waived, each Facility A Lender and each Term Facility C Lender shall not be a non-resident of Canada within the meaning of the Income Tax Act (Canada).”
1.14 The definition of “Permitted Distribution” is amended to remove the concept of “Additional Distributions” and references to “Excess Cash Flow”, so as to permit same provided the Borrower conforms on a pro forma basis with all of its financial covenants and no Default would result from such Distribution. The amended definition provides:
““Permitted Distribution” means (i) the payment of an amount of Cdn.$260,000,000 on or about the Closing Date, directly or indirectly, to Quebecor Media Inc. by way of loans, dividends, return of capital or share repurchases and the repayment of the Existing Notes and any interest or premium in respect thereof and amounts owing under the Existing Credit Agreement; and (ii) Distributions by a Guarantor to the Borrower or by a subsidiary of the Borrower to any Guarantor or to the Borrower. In addition, provided that no Event of Default has occurred which has not been waived by the Lenders, “Permitted Distributions” shall also mean (a) payments on account of regularly scheduled instalments of principal and interest on Permitted Debt (including a premium and fees, if any, thereon), other than the Senior Notes or any Subordinated Debt (b) regularly scheduled payments of interest on the Senior Notes and on Subordinated Debt; (c) payments made in connection with or in respect of the Back-to-Back Securities or the Existing Back-to-Back Securities; provided, however, that to the extent such payments are made to any Affiliates of the Borrower that are not Loan Parties, all corresponding payments required to be paid by such Affiliates pursuant to the related Back-to-Back Securities or Existing Back-to-Back Securities are received, immediately prior to, concurrently with or immediately subsequent to any such payments, by all applicable Loan Parties, and each such payment by a Loan Party shall be conditional upon receipt of an equal or greater amount from such non-Loan Party Affiliate; (d) any Tax Benefit Transaction; (e) the redemption or repayment of up to $50,000,000 of Senior Notes (and, for greater certainty, no other prepayment of the Senior Notes will be permitted, from any source (other than new Subordinated Debt), without the consent of the Majority Lenders who have Commitments at the time of any such proposed prepayment); (f) the payment of the proceeds of the sale of Toronto Sun International Inc., its subsidiaries or all or substantially all of their respective Assets (hereinafter, the “Florida Sun”), if the Disposition in question occurs within 60 days following the Closing Date; (g) the payment of amounts required to be paid under the joint Quebecor/Sun Media pension plan with respect to employees of the Loan Parties alone; (h) the payment of a management fee or other similar expense by the Borrower to its direct or indirect parent company for bona fide services (including reimbursement for expenses incurred in connection with, or allocation of corporate expenses in relation to, providing such services) provided to, and directly related to the operations of, the Loan Parties, in an aggregate amount not to exceed 1.25% of consolidated revenues (being gross revenues calculated in accordance with GAAP less any amounts derived from subsidiaries that are not Loan Parties, and save that any portion of such gross revenues derived from a Person that is not a subsidiary of the Borrower accounted for by the equity method of accounting shall be included in such calculation only to the extent of the amount of dividends or distributions actually paid to a Loan Party by such Person) in any twelve-month period; and (i) any other Distribution made to any Person, provided that after giving effect to such Distribution, no Default shall have occurred and be continuing, no Event of Default shall have occurred and not been waived, and the Borrower shall be in pro forma compliance with all financial covenants contained in Section 8.03.”
1.15 The definition of “Permitted Investment” is amended as follows to remove certain limitations on Investments consisting of an Excess Cash Flow basket and a $50,000,000 limitation on other Investments:
““Permitted Investment” means (A) any Investment in Back-to-Back Securities or Existing Back-to-Back Securities or in connection with Tax Benefit Transactions and (B) any Investments (including any Acquisitions) (a “Permitted Acquisition”) provided that after giving effect to such Investment or Acquisition and any Accommodation made under the Credit Facilities to fund all or any part of such Investment or the purchase price of such Acquisition, no Default shall have occurred and be continuing, and no Event of Default shall have occurred and not been waived, and the Borrower will be in pro forma compliance with the financial covenants set forth in Section 8.03.”
1.16 The definitions of “Senior Notes”, “Senior Note Indenture” and “Subordinated Debt” are amended by adding a reference to Term Facility C, as follows:
““Senior Notes” means the notes created under the Senior Note Indenture and dated as of February 7, 2003, designated as “7 5/8% Senior Notes”, and maturing on February 15, 2013, as same may be amended, modified or supplemented from time to time, provided that no such amendment shall affect the unsecured nature of the Senior Notes, nor shall it shorten the maturity of the Senior Notes to any period which is less than one year following the expiry of the Term of the last to expire of Facility A, Term Facility B or Term Facility C.
“Senior Note Indenture” means the trust indenture dated as of February 7, 2003 between National City Bank and the Borrower under which the Senior Notes were issued, as same may be amended, modified or supplemented from time to time, provided that no such amendment shall affect the unsecured nature of the Senior Notes, nor shall it shorten the maturity of the Senior Notes to any period which is less than one year following the expiry of the Term of the last to expire of Facility A, Term Facility B or Term Facility C.
“Subordinated Debt” means, in respect of any Person, Debt of such Person which (i) has covenants, events of default and redemption, repurchase and modification provisions, in the aggregate, that are not materially less favorable to such Person than the covenants, events of default and redemption, repurchase and modification provisions of the Senior Notes as in effect on the Closing Date; (ii) have no required redemption provisions and mature after the expiry of the Term of the last to expire of Facility A, Term Facility B or Term Facility C; (iii) are unsecured; (iv) have no payment of interest following an Event of Default which has not been waived, and do not contemplate any payment of principal, voluntary (except out of the proceeds of the issuance of other Subordinated Debt, and not following a Default which has occurred and is continuing or an Event of Default which has not been waived) or involuntary, at any time prior to the expiry of the Term of the last to expire of Facility A, Term Facility B or Term Facility C; and (v) provides that the Accommodations Outstanding and any other amounts payable hereunder or under any Credit Document will have the benefit of such subordination terms.”
1.17 A new definition of “Special Charges” is added as follows:
““Special Charges” means, for the Borrower and its subsidiaries on a consolidated basis, the sum of, without duplication, any non-recurring charge relating to their investment in printing facilities, including severance, pension plan curtailment or any other special expense related thereto.”
1.18 The definition of “Term” is amended by adding a reference to Term Facility C, as follows:
““Term” means (a) the period commencing on the Closing Date and terminating with respect to (i) Facility A, five (5) years therefrom, and (ii) Term Facility B, six (6) years therefrom, and (b) the period commencing on January 17, 2006 and terminating on February 7, 2009 with respect to Term Facility C.”
1.19 A new definition of “Term Facility C” is added as follows:
““Term Facility C” means the term credit facility in an amount of Cdn.$40,000,000 made available to the Borrower in accordance with Article 2.”
2. Section 2.01(1) of the Credit Agreement is hereby amended as follows to include references to Term

Facility C:
“Section 2.01. Availability. (1) Each Lender individually and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, to make Accommodations rateably to the Borrower in accordance with such Lender’s Facility A Commitment and / or Term Credit Commitment. Accommodations under Facility A may be made available as (i) Prime Rate Advances and Swingline Advances, where applicable, pursuant to Article 3; (ii) Bankers’ Acceptances pursuant to Article 4; or Letters of Credit under Article 5. Accommodations under Term Facility B may be made available as Libor Advances or as US Prime Rate Advances. Accommodations under Term Facility C may be made available as (i) Prime Rate Advances pursuant to Article 3 or (ii) Bankers’ Acceptances pursuant to Article 4. The Swingline Lender agrees, on the terms and conditions of this Agreement, to make Swingline Advances to the Borrower in accordance with its Swingline Commitment. The Issuing Lender agrees, on the terms and conditions of this Agreement, to make Letters of Credit available to the Borrower in accordance with the provisions of Article 5.”
3. Sections 2.02(1) and 2.02(2) of the Credit Agreement are hereby amended as follows to include references to Term Facility C:
“Section 2.02. Commitments and Facility Limits. (1) The Accommodations Outstanding (i) to all Facility A Lenders under Facility A shall not at any time exceed the Facility A Commitment; and (ii) to each Facility A Lender under Facility A shall not at any time exceed such Lender’s Facility A Commitment (provided, for greater certainty, that the Swingline Lender’s Facility A Commitment shall not be reduced by more than its rateable portion of Swingline Advances made or to be made by it in its capacity as Swingline Lender, and the Issuing Lender’s Facility A Commitment shall not be reduced by more than its rateable portion of the Accommodations Outstanding by Letter of Credit made or to be made by it in its capacity as Issuing Lender). The principal amount of all Swingline Advances outstanding to the Swingline Lender shall not, at any time, exceed the Swingline Commitment, which shall itself not exceed Cdn.$5,000,000. The aggregate Face Amount of Letters of Credit outstanding shall not at any time exceed Cdn.$2,000,000. The Accommodations Outstanding (a) to all Term Facility B Lenders under Term Facility B and to all Term Facility C Lenders under Term Facility C shall not at any time exceed the Term Facility B Credit Commitment and the Term Facility C Credit Commitment, respectively; and (b) to each Term Lender under Term Facility B and Term Facility C shall not at any time exceed such Lender’s Term Facility B Credit Commitment or Term Facility C Credit Commitment, respectively.”
(2) Facility A shall revolve and, except as otherwise provided herein, no payment under Facility A shall reduce the Facility A Commitment or any Lender’s Facility A Commitment. Term Facility B and Term Facility C shall not revolve and any amount repaid or prepaid, as the case may be, under Term Facility B or Term Facility C cannot be reborrowed and shall reduce the Term Facility B Credit Commitment or the Term

Facility C Credit Commitment, by the amount repaid or prepaid, as the case may be.”
4. Section 2.03(1) of the Credit Agreement is hereby amended as follows to remove restrictions on the use of proceeds:
“Section 2.03. Use of Proceeds. (1) The Borrower may use the proceeds of any Accommodations under Facility A (i) for general corporate purposes, (ii) in respect of an amount of not more than $5,000,000, to provide for the Defeasance of the Existing Credit Agreement and the Existing Notes and (iii) to make Permitted Distributions, provided that no Accommodation for such purpose shall be permitted unless the remaining (unused) Facility A Commitment available under Facility A after making any such Permitted Distribution would be at least $25,000,000.”
5. Section 2.03(3) of the Credit Agreement is hereby renumbered as Section 2.03(4), and a new Section 2.03(3) is hereby added as follows:
“(3) The Borrower may use the proceeds of any Accommodations under Term Facility C, together with other funds available to it, for general corporate purposes (including Permitted Distributions).”
6. A new Section 2.04(3) is hereby added as follows:
“(3) Subject to Section 9.01, the Borrower shall repay the Accommodations Outstanding under Term Facility C in quarterly installments equal to .25% of the full amount of Term Facility C, being Cdn.$40,000,000, each such installment being payable on the last Business Day of each of the months of April, July, October and January of each year commencing in April 2006 until January 31, 2009, and shall repay the balance of the Accommodations Outstanding under Term Facility C on the last day of the Term of Term Facility C.”
7. Section 2.05 of the Credit Agreement is hereby amended as follows to contemplate Mandatory Prepayments in respect of Term Facility C and to remove the last paragraph which is no longer relevant:
“Section 2.05. Mandatory Prepayments. (1) Subject to subsection (5) hereof, the Borrower agrees to make the following mandatory prepayments (“Mandatory Prepayments”).
(2) Subject to the next following sentence, an amount equal to the Net Proceeds from any Disposition of any Assets in excess of $10,000,000 by the Borrower or any of the Guarantors (other than any Disposition of Assets permitted pursuant to clauses (i), (ii), (iii) and (iv) of Section 8.02(d)) shall be applied within 365 days of receipt to the prepayment of Accommodations Outstanding under (i) firstly, Term Facility B and Term Facility C on a pro rata basis; and (ii) secondly, Facility A (provided that the Facility A Commitment shall not be reduced as a result of such payment), in each case, in accordance with

Section 2.09 hereof, except to the extent that the Net Proceeds from such Disposition of Assets are reinvested (other than in cash or Cash Equivalents) in the Business within 360 days of the date of receipt of such Net Proceeds.
(3) Subject as provided in the next following sentence, an amount equal to 75% of the Net Proceeds of any Subordinated Debt (other than, for greater certainty, Subordinated Debt, the Net Proceeds of which are used to repay or prepay the Senior Notes or other Subordinated Debt within two Business Days of the date of receipt of such Net Proceeds) by the Borrower or the Guarantors shall be applied to the prepayment of the Accommodations Outstanding under Term Facility B and Term Facility C on a pro rata basis, in accordance with Section 2.09 hereof. The percentage of Net Proceeds payable pursuant to this Section 2.05(3) shall be reduced to 50% for any Subordinated Debt if, as of the last day of the most recently completed Financial Quarter, the Leverage Ratio is less than 2.5:1, and would not exceed 2.5:1 as a result of the incurrence of such new Subordinated Debt (as evidenced by a Compliance Certificate delivered to the Administrative Agent and the Lenders).
(4) Subject as provided in the next following sentence, an amount equal to 75% of the Net Proceeds from the issuance of any securities (other than the Back-to-Back Securities, the Existing Back-to-Back Securities and Debt securities, but including Debt securities of the nature described in clause (viii) of the definition of “Debt”) by the Borrower or the Guarantors (other than the issuance of equity by any Guarantor to the Borrower or another Guarantor or any capital contribution by the Borrower or any Guarantor in another Loan Party) shall be applied to the prepayment of the Accommodations Outstanding under Term Facility B and Term Facility C on a pro rata basis, in accordance with Section 2.09 hereof. The percentage of Net Proceeds payable pursuant to this Section 2.05(4) shall be reduced to 50% for any issuance of securities if, as of the last day of the most recently completed Financial Quarter, the Leverage Ratio is less than 2.5:1 (as evidenced by a Compliance Certificate delivered to the Administrative Agent and the Lenders).
(5) The Borrower shall advise the Administrative Agent of its intention to make any such Mandatory Prepayment by notice in writing substantially in the form of Schedule 2, at least 10 and not more than 20 Business Days before the Mandatory Prepayment is due, and shall pay the amount of such Mandatory Prepayment to the Administrative Agent when it is due. In addition, the Borrower shall, at the same time, make a written offer (an “Offer”) to the Term Lenders, by sending such Offer, substantially in the form of Schedule 3, to the Administrative Agent for distribution to the Term Lenders, setting out the entitlement of each such Lender to such Mandatory Prepayment (other than any Unacceptable Payment, as defined below). Each Term Lender shall irrevocably respond to the Offer, with a copy to the Administrative Agent, at least 3 Business Days’ before the Mandatory Prepayment is due. Failure on the part of any Term Lender to so respond shall be deemed an acceptance of the Offer by such Term Lender. All proceeds of each

Mandatory Prepayment shall be applied rateably amongst the Term Lenders to repay and permanently reduce Term Facility B and Term Facility C, on a pro rata basis, in inverse order of maturity. However, the Borrower shall not be obliged to make an Offer and the Term Facility B Lenders shall not accept any Mandatory Repayment if, as a result thereof, the Term Facility B Lenders would receive, within 5 years and 10 days from the date of the first Advance under Term Facility B, an amount that, when added to the scheduled repayments contemplated by Section 2.04 and to all other Mandatory Prepayments made prior to that date, would be equal to or would exceed 25% of the amount of the initial Advance under Term Facility B (an “Unacceptable Payment”). If any Term Facility B Lender decides not to accept any such Mandatory Repayment, the amount of such Mandatory Repayment that would have been paid to such Term Facility B Lender shall be paid to the Term Facility C Lenders, unless they refuse same, in which case it will be paid to the Facility A Lenders to reduce the Accommodations Outstanding, but not the Commitments, under Facility A; provided that if there are no Accommodations Outstanding under Facility A at such time, such amount may be retained by the Borrower.
No such Mandatory Prepayment may be made on a date that would require a Libor Advance to be prepaid, except in accordance with the provisions of Section 12.06(4), and no Bankers’ Acceptance may be prepaid, provided that the Borrower may cash collateralize such Libor Advances and Bankers’ Acceptances in accordance with the provisions of Section 2.10.”
8. Section 2.06(1) of the Credit Agreement is hereby amended as follows to contemplate payments in respect of Term Facility C:
“Section 2.06. Optional Prepayments and Reductions of Commitments. (1) The Borrower may, subject to the provisions of this Agreement, (i) prepay without penalty or bonus Accommodations Outstanding under any Credit Facility; or (ii) reduce the Lenders’ Facility A Commitment, and, if required as a result of such reduction, the Accommodations Outstanding under Facility A, in each case in whole or in part, subject to providing seven (7) Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment or reduction. Each partial prepayment or reduction shall be in a minimum aggregate principal amount of US$5,000,000 in respect of Term Facility B and $1,000,000 in respect of Facility A or Term Facility C and in an integral multiple of $1,000,000 or US$1,000,000, as the case may be.”
9. Section 2.08(4) of the Credit Agreement is hereby amended as follows to contemplate payments in respect of Term Facility C:
“(4) All payments by the Borrower under Facility A and Term Facility C shall be in Canadian Dollars. All payments by the Borrower under Term Facility B shall be in US Dollars.”

10. Section 2.09(1) of the Credit Agreement is hereby amended as follows to contemplate payments in respect of Term Facility C:
“Section 2.09. Application of Payments and Prepayments. (1) Subject to paragraph (2) hereof, each prepayment pursuant to Section 2.05 and Section 2.06 in respect of Term Facility B or Term Facility C shall be applied to the instalments pursuant to Section 2.04 in the inverse order of their maturity, subject to paying the applicable breakage costs (as contemplated by Section 12.06) if any Libor Advance is prepaid.”
11. Section 3.01(3) of the Credit Agreement is amended to refer specifically to Term Facility B and a new section (4) is added as follows, to contemplate Accommodations under Term Facility C:
“(3) Each Term Facility B Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, to make Libor Advances and US Prime Rate Advances to the Borrower on any Business Day. Each Advance shall be made rateably by the applicable Lenders. All Advances under Term Facility B shall be in US Dollars alone. The initial Advance under Term Facility B shall be for the full amount available thereunder and shall be made on the Closing Date. Any portion of the Advances available to the Borrower under Term Facility B that is not borrowed as part of such initial Advance or that is repaid shall not again be available for borrowing, although Libor Advances may be rolled over into new Libor Advances or converted into US Prime Rate Advances, and US Prime Rate Advances may be converted into Libor Advances.
“(4) Each Term Facility C Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, to make Prime Rate Advances to the Borrower on any Business Day. Each Advance shall be made rateably by the applicable Term Facility C Lenders. All Advances under Term Facility C shall be in Canadian Dollars alone. The initial Advance under Term Facility C shall be for the full amount available thereunder and shall be made on the effective date of the Third Amending Agreement. Any portion of the Advances available to the Borrower under Term Facility C that is not borrowed as part of such initial Advance or that is repaid shall not again be available for borrowing, although Bankers’ Acceptances may be rolled over into new Bankers’ Acceptances or converted into Prime Rate Advances, and Prime Rate Advances may be converted into Bankers’ Acceptances.”
12. Section 3.06 of the Credit Agreement is amended to apply to Bankers’ Acceptances issued under Term Facility C:
“Section 3.06. Limits on Libor Advances and Bankers’ Acceptances. Nothing in this Agreement shall be interpreted as authorizing the Borrower to borrow by way of Libor Advances for a Designated Period or Bankers’ Acceptances having a contract maturity expiring on a date which results in a situation where Term Facility B or Term Facility C cannot be reduced as required by this Agreement, or on a date which is after the expiry of the relevant Term.”
13. Article 4 of the Credit Agreement is amended such that it will apply to Bankers’ Acceptances issued under Term Facility C:
“ARTICLE 4
BANKERS’ ACCEPTANCES
Section 4.01 Acceptances and Drafts. (1) Each Facility A Lender and each Term Facility C Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement and from time to time on any Business Day prior to the expiry of the Term of Facility A or Term Facility C, respectively, (i) in the case of a Facility A Lender or Term Facility C Lender which is willing and able to accept Drafts, to create acceptances (“Bankers’ Acceptances”) by accepting Drafts and to purchase such Bankers’ Acceptances in accordance with Section 4.03(2), (ii) in the case of a Facility A Lender or Term Facility C Lender which is unable to accept Drafts, to purchase completed Drafts (which have not and will not be accepted by such Facility A Lender or any other Facility A Lender or by such Term Facility C Lender or any other Term Facility C Lender) in accordance with Section 4.03(2), (iii) in the case of a Facility A Lender or Term Facility C Lender which has participated or assigned all or any part of its interest in the Credit Facilities to a Participant which is willing and able to accept Drafts, to arrange for the creation of Bankers’ Acceptances by such Participant and for their purchase by such Participant, to the extent of the participation or assignment, in accordance with Section 4.03(2), and (iv) in the case of a Facility A Lender or Term Facility C Lender which has participated or assigned all or any part of its interest in the Credit Facilities to a Participant which is unwilling or unable to accept Drafts, to arrange for the purchase by the Participant of completed Drafts (which have not and will not be accepted by such Facility A Lender or any other Facility A Lender or by such Term Facility C Lender or any other Term Facility C Lender), to the extent of the participation or assignment, in accordance with Section 4.03(2).
(2) Each Drawing shall be in a minimum amount of $3,000,000 and in an integral multiple of $1,000,000 and shall consist of the creation and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the Drawing Price, effected or arranged by the Facility A Lenders or by the Term Facility C Lenders in accordance with Section 4.03 and their respective Facility A Lender’s Commitment or Term Facility C Lender’s Commitment.

(3) If the Administrative Agent determines that the Bankers’ Acceptances to be created and purchased or Drafts to be purchased on any Drawing (upon a conversion or otherwise) will not be created and purchased rateably by the Facility A Lenders or the Term Facility C Lenders, as the case may be (or any of their respective Participants) in accordance with Sections 4.01(2) and 4.03, then the requested Face Amount of Bankers’ Acceptances and Drafts shall be reduced to such lesser amount as the Administrative Agent determines will permit rateable sharing and the amount by which the requested Face Amount shall have been so reduced shall be converted or continued, as the case may be, as a Prime Rate Advance under Facility A or Term Facility C, as the case may be, to be made contemporaneously with the Drawing.
(4) The Administrative Agent is authorized by the Borrower and each Lender to allocate amongst the Facility A Lenders or the Term Facility C Lenders, as the case may be, the Bankers’ Acceptances to be issued and purchased in such manner and amounts as the Administrative Agent may, in its sole discretion, but acting reasonably, consider necessary, so as to ensure that no Lender is required to accept and purchase a Bankers’ Acceptance for a fraction of $100,000, and in such event, the Lenders’ respective Facility A Commitments or Term Facility C Commitments, as the case may be, in any such Bankers’ Acceptances and repayments thereof shall be altered accordingly. Further, the Administrative Agent is authorized by the Borrower, each Facility A Lender and each Term Facility C Lender to cause the proportionate share of one or more Lender’s Accommodations (calculated based on its Commitment) to be exceeded by no more than $100,000 each as a result of such allocations provided that the principal amount of outstanding Accommodations, including Bankers’ Acceptances, shall not thereby exceed the maximum amount of the respective Commitment of each Facility A Lender or Term Facility C Lender, as the case may be.
Section 4.02. Form of Drafts. Each Draft presented by the Borrower shall (i) be in a minimum amount of $100,000 and in an integral multiple of $100,000; (ii) be dated the date of the Drawing, and (iii) mature and be payable by the Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs (subject to availability) approximately 1, 2, 3, or 6 months after the Drawing Date (or such other period of 10 to 180 days as may be available and acceptable to the Administrative Agent), at the election of the Borrower, and on or prior to the last day of the Term of Facility A or of Term Facility C, as the case may be.
Section 4.03. Procedure for Drawing. (1) Each Drawing shall be made on notice (a “Drawing Notice”) given by the Borrower to the Administrative Agent not later than 10:00 a.m. (Toronto time) not less than two Business Days prior to the date on which the Drawing is to occur. Each Drawing Notice shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the Borrower and shall specify (i) the Drawing Date; (ii) the fact that the Drawing is to be made under Facility A or Term Facility C; (iii) the aggregate Face Amount of Drafts to be accepted and purchased (or purchased, as the case may be); and (iv) the contract maturity date for the Drafts.

(2) Not later than 1:00 p.m. (Toronto time) on an applicable Drawing Date, each Facility A Lender shall complete one or more Drafts in accordance with the Drawing Notice and either (i) accept the Drafts and purchase the Bankers’ Acceptances thereby created for the Drawing Price; or (ii) purchase such Drafts for the Drawing Price, and, in each case, pay to the Administrative Agent the Drawing Proceeds in respect of such Bankers’ Acceptance or Draft, as the case may be. Upon receipt of the Drawing Proceeds and upon fulfilment of the applicable conditions set forth in Article 6, the Administrative Agent shall make funds available to the Borrower in accordance with Article 2.
(3) The Borrower shall, at the request of any Facility A Lender or Term Facility C Lender, issue one or more non-interest bearing promissory notes (each a “BA Equivalent Note”) payable on the date of maturity of the unaccepted Draft referred to below, in such form as the Facility A Lender or Term Facility C Lender may specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which the Facility A Lender or Term Facility C Lender has purchased or has arranged to have purchased in accordance with Section 4.03(2).
(4) Bankers’ Acceptances purchased by a Facility A Lender, a Term Facility C Lender or a Participant may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Person’s sole discretion.
Section 4.04. Signatures of Draft Forms. The Borrower hereby irrevocably appoints each Facility A Lender and each Term Facility C Lender as its lawful attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any BA Instrument necessary to enable each Facility A Lender and each Term Facility C Lender to make Drawings in the manner specified in this Article 4. All Bankers’ Acceptances signed or endorsed on the Borrower’s behalf and in accordance with its instructions by a Facility A Lender or a Term Facility C Lender shall be binding on the Borrower, all as if duly executed and issued by the Borrower. No Facility A Lender or Term Facility C Lender shall be liable for any Claim or Loss arising by reason of any loss or improper use of any such BA Instruments, except arising out of the gross negligence or willful misconduct of such Lender. Each Facility A Lender and each Term Facility C Lender shall (i) maintain a record with respect to any BA Instrument completed in accordance herewith, voided by it for any reason, accepted and purchased by it hereunder, and canceled at their respective maturities; and (ii) retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Facility A Lender or Term Facility C Lender. On request by the Borrower, a Facility A Lender or a Term Facility C Lender shall cancel all BA Instruments which have been pre-signed or pre-endorsed on behalf of such Borrower and which are held by such Lender and are not required to make Drawings in accordance with this Article 4.

Section 4.05. Payment, Conversion or Renewal of BA Instruments. (1) Upon the maturity of a BA Instrument, the Borrower may (i) elect to issue a replacement BA Instrument by giving a Drawing Notice in accordance with Section 4.03(1); (ii) elect to have all or a portion of the Face Amount of the BA Instrument converted to an Advance by giving a Accommodation Notice in accordance with Section 3.02; or (iii) pay, on or before 10:00 a.m. (Toronto time) on the maturity date for the BA Instrument, an amount in Canadian Dollars equal to the Face Amount of the BA Instrument (notwithstanding that a Facility A Lender or a Term Facility C Lender may be the holder of it at maturity). Any such payment shall satisfy the Borrower’s obligations under the BA Instrument to which it relates and the relevant Facility A Lender, Term Facility C Lender or Participant shall then be solely responsible for the payment of the BA Instrument.
(2) If the Borrower fails to pay any BA Instrument when due or issue a replacement in the Face Amount of such BA Instrument pursuant to Section 4.05(1), the unpaid amount due and payable shall be converted to a Prime Rate Advance made by the Facility A Lenders or the Term Facility C Lenders rateably under the applicable Credit Facility and shall bear interest calculated and payable as provided in Article 3. This conversion shall occur as of the due date and without any necessity for the Borrower to give a Borrowing Notice.
Section 4.06. Circumstances Making Bankers’ Acceptances Unavailable. (1) If, by reason of circumstances affecting the money market generally, there is no market for Bankers’ Acceptances, (i) the right of the Borrower to request a Drawing shall be suspended until the circumstances causing a suspension no longer exist; and (ii) any Drawing Notice which is outstanding shall be deemed to be an Accommodation Notice requesting an Advance comprised of Prime Rate Advances.
(2) The Administrative Agent shall promptly notify the Borrower of the suspension of the Borrower’s right to request a Drawing and of the termination of any suspension.
Section 4.07. Depository Bills and Notes Act. Bankers’ Acceptances may be issued in the form of a depository bill and deposited with a clearing house, both terms as defined in the Depository Bills and Notes Act. The Administrative Agent and the Borrower shall agree on the procedures to be followed, acting reasonably. The Facility A Lenders and Term Facility C Lenders are also authorized to issue depository bills as replacements for previously issued Bankers’ Acceptances, on the same terms as those replaced, and deposit them with a clearing house against cancellation of the previously issued Bankers’ Acceptances.”
14. Section 6.02(1) of the Credit Agreement is amended as follows to include Term Facility C:
“Section 6.02. Conditions Precedent to All Accommodations and Conversions. (1) The obligation of each Lender to make Accommodations or otherwise give effect to any Accommodation Notice hereunder in respect of Facility A, Term Facility B or Term Facility C shall be subject to the conditions precedent that on the date of such

Accommodation Notice and Accommodation, and after giving effect thereto and to the application of any proceeds therefrom, (a) the representations and warranties contained in Article 7 are true and correct in all material respects on and as of such date (except where expressly stated to be made at a particular date), all as though made on and as of such date; (b) no event or condition has occurred and is continuing, or would result from such Accommodation or giving effect to such Accommodation Notice, which constitutes a Default or an Event of Default; and (c) nothing has occurred which would reasonably be expected to have a Material Adverse Effect.”
15. Section 8.01(a) of the Credit Agreement is amended as follows to amend the reporting requirements with respect to Excess Cash Flow:
“(a) Financial Reporting Requirements. Furnish to the Administrative Agent (in electronic and paper forms) (i) as soon as practicable, and in any event within 60 days after the end of each of the first three Financial Quarters in each Financial Year, unaudited consolidated financial statements of the Borrower, consisting of (A) a consolidated balance sheet as at the end of the Financial Quarter with comparative amounts at the end of the corresponding Financial Quarter in the previous Financial Year, (B) consolidated statements of earnings, retained earnings and cash flow for the Financial Quarter and for the period from the end of the previous Financial Year to the end of the Financial Quarter with comparative amounts for the corresponding periods in the previous Financial Year; (ii) as soon as practicable, and in any event within 90 days after the end of each Financial Year, audited consolidated financial statements of the Borrower, consisting of (A) a consolidated balance sheet as at the end of the Financial Year with comparative amounts at the end of the previous Financial Year, (B) consolidated statements of earnings, retained earnings and cash flow for the Financial Year with comparative amounts for the previous Financial Year, (C) the audit report of the Borrower’s independent auditors on the financial statements specified in (ii)(A) and (B); (iii) as soon as practicable, and in any event within 60 days after the end of each of the first three Financial Quarters in each Financial Year, a Compliance Certificate; and (iv) as soon as practicable, and in any event within 90 days after the end of each Financial Year, a Compliance Certificate.”
16. Section 8.02(d) of the Credit Agreement is amended as follows to refer to the Term of Term Facility C:
“(d) Disposal of Assets Generally. Dispose of, or permit any of the Guarantors to Dispose of, any Assets to any Person, other than, (i) any disposition of Assets between the Loan Parties; (ii) pursuant to a transaction consummated in accordance with Section 8.02(c); (iii) Dispositions of inventory and other Assets in the ordinary course of business; (iv) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, the Disposition of the Florida Sun at fair market value; (v) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, any other bona fide Dispositions at fair market value, provided the proceeds thereof are dealt with in accordance with Section 2.05(2) hereof to the extent applicable, and in any event limited to an aggregate maximum amount during the Term of Facility A, Term Facility B or Term Facility C, whichever expires last, together with all sale and leaseback transactions referred to in clause (vii) below, of $50,000,000; (vi) Dispositions of Assets which are obsolete, worn out, surplus, damaged or of no material economic value in the Business; (vii) sale and leaseback transactions, subject to the limitations in clause (v) above, and (viii) so long as no Default has occurred and is continuing or would arise therefrom and no Event of Default has occurred, bona fide exchanges of similar Assets at fair market value, subject to an aggregate amount of $50,000,000 during the last to expire of the Term of Facility A, Term Facility B or Term Facility C.”
17. Section 8.02(h) of the Credit Agreement is amended by deleting the “(1)” before the first paragraph, by replacing the semi-colon at the end of the first paragraph with a period, and by deleting paragraph (2) entirely.
18. Section 8.02(i) of the Credit Agreement is amended as follows to remove certain limitations relating to Excess Cash Flow baskets:
“(i) Loans, Investments and Acquisitions. Make any loans, Investments or Acquisitions, (other than in connection with Capital Expenditures permitted pursuant to Section 8.02(m)), or permit any of the Guarantors to make any such loans, Investments or Acquisitions, except, in each case, for (i) the Hedging Agreements in connection with the Hedging Requirements, other Hedging Agreements, Commodity Hedging Agreements and other foreign currency hedges, interest rate swaps or similar interest rate and currency hedging obligations or agreements, in each case incurred in the ordinary course of the Business and not for speculative purposes; (ii) loans, Acquisitions and Investments among the Loan Parties; and (iii) Permitted Investments.”
19. The table contained in Section 8.03(a) of the Credit Agreement setting out the applicable Leverage Ratio is deleted and replaced by the following:

Period	Ratio
Closing Date to December 31, 2003	3.75:1
January 1, 2004 to December 31, 2004	3.50:1
January 1, 2005 to September 30, 2005	3.25:1
October 1, 2005 to December 31, 2007	3.75:1
January 1, 2008 and thereafter	3.25:1
20. The first line of the second to last paragraph of Section 9.01, beginning with the words “then, (A) if the Event of Default...”, is amended to replace the reference to paragraph “(k)” with a reference to paragraph “(l)”.
21. Section 12.04 is amended as follows to add a reference to notices under Term Facility C:

“ Section 12.04. Notices, etc. Any notice, direction or other communication required or permitted to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by telecopy or other similar form of recorded communication addressed, if to the Borrower, to it at: Sun Media Corporation, 333 King Street East, Toronto (Ontario), M5A 3X5, Canada, Attention: Controller, Telephone: (416) 947-2080, Fax: (416) 947-3119, with a copy to: Treasurer, Quebecor Media Inc., Telephone: (514) 380-1912, Fax: (514) 380-1983; if to the Administrative Agent, (I) for the purposes of Accommodations and Repayments under (A) Facility A and Term Facility C, to it at: 200 Front Street West, Suite 2700, Toronto, Ontario, M5V 3L2, Attention: Domingo.Braganza, Credit Services, Telephone: (416) 349-5464, Fax: (416) 349-4282/4283, E-mail: Domingo.Braganza@bankofamerica.com; Alternate - Clara McGibbon, 416-349-5484, E-mail: Clara.McGibbon@bankofamerica.com; and (B) Term Facility B, to it at: Bank of America, N. A., Agency Services, 1850 Gateway Blvd., 5th Floor, MC: CA4-706-05-09, Concord, CA 94520, Phone: (925) 675-8373, Fax: (925) 969-2414, E-mail: kristine.l.kelleher@bankofamerica.com; and (II), for all other purposes, to it at: 1455 Market Street, 5th floor, San Francisco, California, 94103, Attention: Robert Rittelmeyer, Vice-President, Telephone: (415) 436-2616, Fax: (415) 503-5099, Email: robert.j.rittelmeyer@bankofamerica.com; and, if to the Lenders, at the addresses shown on the signature pages. Any communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time); (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.”
22. Sections 12.08(3) and (7) are amended as follows to add a reference to assignments under Term Facility C:
“(3) A Lender may (i) grant participations, without notice to or consent of the Borrower or the Administrative Agent, in all or any part of its interest in the Credit Facilities to one or more Persons (each a “Participant”), or (ii) upon prior written notice to the Administrative Agent and the Borrower, assign all or any part of its interest in the Credit Facilities to one or more Persons (each an “Assignee”), provided that in the case of any interest which is a partial interest (other than after the occurrence of a Default which is continuing or an Event of Default which has not been waived, in which case no minimums will apply), such partial interest is not less than $5,000,000 under Facility A, US$1,000,000 under Term Facility B or $1,000,000 under Term Facility C (or such lesser amount as agreed to by the Borrower and the Administrative Agent). An assignment shall require (A) the consent of the Borrower, which shall not be unreasonably withheld or delayed, prior to the occurrence of a Default which is continuing or an Event of Default which has not been waived, and thereafter shall not require any such consent, and (B) the consent of the Administrative Agent (and, in the case of assignments under Facility A, the Issuing Lender and the Swingline Lender), which shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required for an assignment to any of the following Persons: (A) a Lender; (b) an Affiliate of a Lender; or (c) an Approved Fund, which shall not be the Borrower or any of the Borrower’s Affiliates or subsidiaries. A Lender granting a participation shall, unless otherwise expressly provided in this Agreement, act on behalf of all of its Participants in all dealings with the Borrower in respect of the Credit Facilities and no Participant shall have any voting or consent rights with respect to any matter requiring the Lenders’ consent. In the case of an assignment, the Assignee shall have the same rights and benefits and be subject to the same limitations under the Credit Documents as it would have if it was a Lender, provided that no Assignee or Participant shall be entitled to receive any greater payment, on a cumulative basis, pursuant to Section 12.06 or Section 12.07 than the Lender which granted the assignment or participation would have been entitled to receive.
(7) The amounts payable by the Borrower under this Agreement shall not increase on account of withholding taxes as a result of any such assignment or transfer to an Assignee of a Facility A Lender or a Term Facility C Lender which is a non-resident of Canada as defined in the Income Tax Act (Canada); provided that an assignment which occurs after the occurrence of an Event of Default which has not been waived shall not be subject to this provision.”
23. Section 12.09 is amended as follows to include Term Facility C Lenders:
“Section 12.09. Facility A Lender or Term Facility C Lender Becoming Non-Resident. If a Facility A Lender or a Term Facility C Lender becomes a non-resident of Canada as defined in the Income Tax Act (Canada), it shall promptly notify the Administrative Agent and the Borrower, and if the Borrower unknowingly made payments to such Facility A Lender or Term Facility C Lender that should have been subject to withholding taxes prior to such notice, such Facility A Lender or Term Facility C Lender shall repay the amount that should have been so withheld to the Borrower to be paid to the appropriate taxation authority. Following such notice, the Facility A Lender or Term Facility C Lender in question shall have one of the following options in connection with its Facility A Commitment and Term Facility C Commitment, as the case may be: (a) to permit the Borrower to deduct and pay the applicable withholding tax to the appropriate taxation authority for so long as it is such a non-resident; or (b) to require that the Borrower replace it as a Facility A Lender or Term Facility C Lender within 15 Business Days from such notice, failing which its Facility A Commitment or Term Facility C Commitment, as the case may be, will be cancelled, and the Facility A Commitment or Term Facility C Commitment, as the case may be, hereunder will be permanently reduced by an equal amount.”
24. Schedule 2-Notice of Repayment is amended to include repayments under Term Facility C. The amended and marked Schedule 2 is annexed.
25. Schedule 3-Offer to Term Lenders is amended to include Term Facility C Lenders. The amended and marked Schedule 3 is annexed.
26. Schedule 4 of the Credit Agreement is hereby amended as follows, by adding Applicable Margins for the BA Drawing Fee and Prime Rate Advances under Term Facility C:
     “ACCOMMODATIONS UNDER TERM FACILITY C

BA Drawing Fee	Cdn.$ Prime Rate Advances
1.50%	0.50%”
27. Schedule 6-Assignment and Assumption Agreement is amended to include Term Facility C Lenders. The amended and marked Schedule 6 is annexed.
III. MISCELLANEOUS
1. The Borrower hereby represents and warrants to each Lender that no Default has occurred which is continuing, no Event of Default has occurred which has not been waived and that it is in compliance with the financial covenants set forth in section 8.03 of the Credit Agreement.
2. The Borrower shall pay upon demand all reasonable professional fees and disbursements incurred from time to time by the Administrative Agent in connection with the negotiation, preparation and delivery of this Third Amending Agreement and all other documents accessory hereto as well as any amendments to be made to any of the foregoing at any time and from time to time.
3. This Third Amending Agreement replaces and supersedes all other verbal or written agreements among the Administrative Agent, the Lenders or anyone thereof and the Borrower relating to the amendments to the Credit Agreement contemplated herein or any other issues accessory to the transactions contemplated by this Third Amending Agreement.
4. The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.

SUN MEDIA CORPORATION		BANK OF AMERICA, N.A., as
Administrative Agent

Per:	Louis St-Arnaud	Per:	Robert Rittelmeyer

	Authorized Signing Officer		Authorized Signing Officer
Louis St-Arnaud, Vice-President, Legal Affairs Robert Rittelmeyer, Vice President

Per:	Stéphanie Lachance

Authorized Signing Officer
Stéphanie Lachance, Assistant Secretary

SUN MEDIA CORPORATION THIRD AMENDING AGREEMENT
SIGNATURE PAGE
[Lender] Bank of America, N.A., Canada Branch

Per:	Nelson Lam
Authorized Signing Officer
Nelson Lam, Vice President

Per:
Authorized Signing Officer
[Certain Lender Signature Pages Omitted]

     The undersigned acknowledge having taken cognizance of the provisions of the foregoing Third Amending Agreement and agree that the Credit Documents executed by them (A) remain enforceable against them in accordance with their terms, and (B) continue to guarantee or secure, as applicable, all of the obligations of the Persons specified in such Credit Documents in connection with the Credit Agreement, as amended by this Third Amending Agreement:

BOWES PUBLISHERS LIMITED		SUN MEDIA (TORONTO) CORPORATION

Per:	Louis St-Arnaud Louis St-Arnaud, Secretary	Per:	Louis St-Arnaud Louis St-Arnaud, Secretary

SMC NOMINEECO INC.

Per:	Louis St-Arnaud
Louis St-Arnaud, Secretary

SCHEDULE 2 — NOTICE OF REPAYMENT

TO:	BANK OF AMERICA, N.A., as Administrative Agent

FROM:	SUN MEDIA CORPORATION

DATE:
1) This notice of repayment is delivered to you pursuant to the Credit Agreement dated as of February 7, 2003 entered into among SUN MEDIA CORPORATION and, inter alia, Bank of America, N. A. as Administrative Agent (as in effect on the date hereof, the “Credit Agreement”). All defined terms set forth in this notice shall have the respective meanings set forth in the Credit Agreement.
2) We hereby advise you that we will be repaying the sum of [Cdn. / US$                     on                      as follows [indicate amount payable in respect of each Facility as well as the type of Advance to be repaid].
3) As to an amount of [Cdn. / US$                     ,  the above-mentioned payment should be treated as a [mandatory prepayment / voluntary prepayment] under Section [2.05 / 2.06], which we understand will have the effect of reducing the amount of Term Facility B by US$                  and Term Facility C by Cdn.$          . [If the payment is a mandatory prepayment resulting from an asset sale, it will be applied pro rata to permanently reduce Term Facility B (unless it is an Unacceptable Payment) and Term Facility C, and in case of any excess to temporarily reduce Facility A, if there are any Accommodations Outstanding under Facility A; any other mandatory prepayment, unless it is an Unacceptable Payment, will permanently reduce Term Facility B and Term Facility C on a pro rata basis; in all cases, provide details of the calculations used to determine the amounts.]

Yours truly,

SUN MEDIA CORPORATION

Per:

Title:

SCHEDULE 3 — OFFER TO TERM LENDERS

TO:	[Name of Term Lender]

FROM:	SUN MEDIA CORPORATION

DATE:
1) This offer of repayment is delivered to you pursuant to the Credit Agreement dated as of February 7, 2003 entered into among SUN MEDIA CORPORATION and, inter alia, Bank of America, N.A. as Administrative Agent (as in effect on the date hereof, the “Credit Agreement”). All defined terms set forth in this notice shall have the respective meanings set forth in the Credit Agreement.
2) We hereby advise you that on [insert date, at least 10 and not more than 20 Business Days from the date of this offer] (the “Payment Date”), we will be making a Mandatory Repayment of Term Facility B and Term Facility C in an amount of US$         and Cdn.$          , respectively, of which your proportionate share, based on your Commitment under Term Facility B or Term Facility C, as the case may be, is US/Cdn.$           [indicate amount payable].
3) In accordance with the provisions of the Credit Agreement, you are required to advise us in writing, with a copy to the Administrative Agent, not less than 3 Business Days before the Payment Date if you wish to accept the Mandatory Repayment in question, failing which you shall be deemed to have accepted same.

Yours truly,

SUN MEDIA CORPORATION

Per:

Title:

SCHEDULE 6
MASTER ASSIGNMENT AND ASSUMPTION AGREEMENT — TERM FACILITY B
This Master Assignment and Assumption Agreement (this “Assignment and Assumption”) dated as of the Trade Date referred to below is entered into by and between the party identified below as “Assignor” and each party identified on each signature page hereto as an “Assignee”. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by each Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably and ratably sells and assigns to each Assignee, and each Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date referred to below (i) all of the Assignor’s respective rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below the signature of that Assignee of all the Assignor’s respective outstanding rights and obligations under Term Facility B (including without limitation any guarantees and Security included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as to each Assignee, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	Bank of America, N. A.

2.	Assignees and their Assigned Interests:	Listed on the signature pages attached hereto

3.	Borrower:	Sun Media Corporation

4.	Administrative Agent:	Bank of America, N. A., as the administrative agent under the Credit Agreement referred to below

5.	Credit Agreement:	The Credit Agreement, dated as of February 7, 2003, as amended, among the Borrower named above, the Lenders parties thereto, and the Administrative Agent named above

6.	Aggregate Amount of Assigned Interests in Term Facility B:

Principal Amount of Term Facility B, subject of this Assignment 1

US$

US$

7.	Effective Date:	As to each Assignee, as indicated on attached signature page thereof

8.	Trade Date:	As to each Assignee, as indicated on attached signature page thereof
The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:	BANK OF AMERICA, N. A.

By:
Name:
Title:

Consent and Acceptance:	BANK OF AMERICA, N. A.,
as Administrative Agent

By:
Name:
Title:

Consent and Acceptance:2	SUN MEDIA CORPORATION, as Borrower

By:
Name:
Title:

1	Adjust to take into account any payments or prepayments made between Trade Date and Effective Date.

2	Obtain indicated consent(s) only if required by Credit Agreement.
Master Assignment and Assumption Agreement for _________________

ASSIGNEE:

[Name of Assignee]

By:

[Entity signing on behalf of Assignee]3
By:
Name:
Title:

4Assignee is an Affiliate/Approved Fund of:

[Identify Lender]
Assigned Interest to this Assignee:

Principal Amount of Term Facility B, subject of this Assignment 5

US$

US$

Trade Date:

Effective Date:	6

3	Include if a general partner or manager of the Assignee is signing on behalf of the Assignee.

4	Include as applicable.

5	Adjust to take into account any payments or prepayments made between Trade Date and Effective Date.

6	Effective date to be inserted by Administrative Agent.
Signature Page for Master Assignment and Assumption Agreement for _________________

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION agreement
          1. Representations and Warranties.
          1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of each Assigned Interest, (ii) each Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document delivered pursuant thereto, other than this Agreement, or any Collateral thereunder, (iii) the financial condition of any Loan Party, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision; (v) if the contemplated Assignment and Assumption is under Facility A or Term Facility C and occurs prior to a Default which is continuing or an Event of Default which has not been waived, it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
          1.3 Assignee’s Address for Notices, Etc. Administrative Details (including credit contact information, addresses, phone and facsimile information and account and payment instructions) have been provided in the Administrative Questionnaire previously delivered to the Administrative Agent.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Province of Ontario.
Annex 1 — Page 1
Master Assignment and Assumption Agreement for _________________

SCHEDULE 6 (continued)
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, the other Credit Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, Security and Swingline Advances included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]7]

3.	Borrower(s):	Sun Media Corporation

4.	Administrative Agent:	Bank of America, N. A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of February 7, 2003, as amended, among Sun Media Corporation, the Lenders parties thereto, Bank of America N.A., as Administrative Agent, and the other agents parties thereto, for an amount of US $230,000,000 and Cdn.$75,000,000.

6.	Assigned Interest:

Aggregate Amount of
	Commitment/Loans	Amount of
	for all	Commitment/Loans	Percentage Assigned of
Facility Assigned8	Lenders*	Assigned*	Commitment/Loans9
	$	$	%
	$	$	%

7	Select as applicable.

8	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (i.e. “Facility A Commitment”, “Term Facility B Commitment” or “Term Facility C Commitment”).

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Aggregate Amount of
	Commitment/Loans	Amount of
	for all	Commitment/Loans	Percentage Assigned of
Facility Assigned8	Lenders*	Assigned*	Commitment/Loans9
	$	$	%

[7.	Trade Date:	]	10
Effective Date: ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

10	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

BANK OF AMERICA N. A., as
Administrative Agent

By
Title:

Consented to and Accepted in respect of Facility A, where applicable:

BANK OF AMERICA, N. A., Canada Branch
as Issuing Lender and Swingline Lender

By
Title:

Consented to and Accepted:

SUN MEDIA CORPORATION, as Borrower

By
Title:

ANNEX 1
Credit Agreement entered into among Sun Media Corporation, as Borrower,
Bank of America, N. A., as Administrative Agent,
and the Lenders party thereto dated as of February 7, 2003, as amended
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; (v) if the contemplated Assignment and Assumption is under Facility A or Term Facility C and occurs prior to a Default which is continuing or an Event of Default which has not been waived, it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
          1.3 Assignee’s Address for Notices, etc. Attached hereto as Schedule 1 is all contact information, address, account and other administrative information relating to the Assignee.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Province of Ontario.